Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Dollar Financial Corp.
1436 Lancaster Avenue, Suite 310
Berwyn, PA 19312
We consent to the use of our report on the combined financial statements of American Check Cashers of Lafayette, L.L.C. and its subsidiary, American Check Cashers of Lake Charles, L.L.C., Alexandria Financial Services, L.L.C. and its subsidiary, Alexandria Acquisition, L.L.C., and Southern Financial Services, L.L.C., as of and for the year ended December 31, 2004 included herein in Form S-4, as amended, of Dollar Financial Group, Inc.

/s/ Laporte Sehrt Romig Hand
A Professional Accounting Corporation
Metairie, Louisiana
August 9, 2005